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                                                                      EXHIBIT 11

                   CENTENNIAL CELLULAR CORP. AND SUBSIDIARIES

                              EXHIBIT TO FORM 10-K

                      COMPUTATION OF LOSS PER COMMON SHARE
             (Amounts in thousands, except share and per share data)


                                                                                           Year Ended May 31,
                                                                   -----------------------------------------------------------------
                                                                           1997                    1996                 1995
                                                                   ----------------           ------------         --------------

Primary fully diluted:
Loss                                                                  $    (33,295)          $    (16,631)          $    (32,730)
Preferred stock dividends                                                  (15,948)               (13,590)               (12,634)
                                                                      ------------           ------------           ------------
Loss applicable to common shares                                      $    (49,243)          $    (30,221)          $    (45,364)
                                                                      ============           ============           ============
Average number of common shares and common
      share equivalents outstanding
          Average number of common shares
            outstanding during the period                               26,934,000             26,770,000             23,037,000
          Add common share equivalents - Options
            to purchase common shares - net                                200,000                115,000                631,000
                                                                      ------------           ------------           ------------
Average number of common shares and common
      share equivalents outstanding                                     27,134,000 (A)         26,885,000 (A)         23,668,000 (A)
                                                                      ============           ============           ============
Loss per common share                                                 $      (1.81)(A)       $      (1.12)(A)       $      (1.92)(A)
                                                                      ============           ============           ============


(A) In accordance with Accounting Principles Board Opinion No. 15, the inclusion of common share equivalents in the computation of earnings per share need not be considered if the reduction of earnings per share is less than 3% or the effect is antidilutive. Therefore, loss per common share and common share equivalents as shown on the Consolidated Statements of Operations for the periods presented do not include certain common share equivalents as their effect is antidilutive. However, the consolidated financial statements do include the effect, on a retroactive basis, of approximately 0, 0, and 507,000 option shares, respectively, issued prior to the Company's initial public offering for the years ended May 31, 1997, 1996 and 1995.



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